February 8, 2005



Securities and Exchange Commission
Washington, DC 20649



Gentlemen:

Pursuant to the requirement of the Securities Exchange
Act of 1934, we are transmitting herewith the attached
Schedule 13G Amendment.

Sincerely,



F. Scott Koonce
President
Koonce Securities Inc.
6550 Rock Spring Drive
Suite 600
Bethesda  MD 20817








Schedule 13G/A
(Amendment No. 16)

HICKOK INCORPORATED  IRS # 34-0288470

CLASS A $1.00 PAR VALUE

CUSIP  428830103


ITEM #1
NAME OF REPORTING PERSON
SS OR IRS NUMBER OF ABOVE PERSON

Koonce Securities Inc.
Tax ID 52-1175998


ITEM #2

	2b


ITEM #3

	SEC USE ONLY

ITEM #4
CITIZENSHIP OR PLACE OF ORGANIZATION

	Maryland


NUMBER OF SHARE
BENEFICIALLY OWNED
BY EACH REPORTING
PERSON WITH:

ITEM #5
SOLE VOTING POWER

108,177


ITEM #6
SHARED VOTING POWER

34,200


ITEM #7
SOLE DISPOSITIVE POWER

108,177

ITEM #8
SHARED DISPOSITIVE POWER

34,200


ITEM #9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON


142,377


ITEM #10

NOT APPLICABLE

ITEM #11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

18.67%


ITEM #12
TYPE OF REPORTING PERSON

BD


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in This statement is true, complete and correct.




/s/  F. Scott Koonce

F. Scott Koonce
President
Koonce Securities, Inc.

February 8, 2005